FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2014

UNITED STATES CELLULAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9712	62-1147325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Chicago, Illinois		60631
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (773) 399-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 23, 2014, United States Cellular Corporation (“U.S. Cellular”) entered into a License Purchase and Customer Recommendation Agreement (the “Agreement”) with Airadigm Communications Inc. (“Airadigm”).  Telephone and Data Systems, Inc. (“TDS”) owns 100% of the common stock of Airadigm and approximately 84% of the common stock of U.S. Cellular.   As a result of the related party nature of this transaction, the Agreement is considered a material agreement for U.S. Cellular under Item 1.01 of Form 8-K.

The Agreement provides that Airadigm will transfer to U.S. Cellular FCC spectrum licenses and certain tower assets in the markets identified below, in consideration for $91.5 million in cash at closing.  U.S. Cellular will use cash on hand to finance this acquisition.  The transaction also includes a program in which Airadigm would earn a migration fee from U.S. Cellular for each Airadigm customer who becomes a U.S. Cellular customer.

The FCC licenses include 30MHz licenses in each of Appleton-Oshkosh WI, Cedar Rapids IA, Eau Claire WI, Fond du Lac WI, Green Bay WI, Janesville-Beloit WI, LaCrosse WI-Winona MN, Madison WI, Manitowoc WI, Sheboygan WI, Stevens Point-Marshfield WI, Waterloo-Cedar Falls IA and Wausau-Rhinelander WI, and 10MHz license in each of Dubuque IA, Marinette WI-Menominee MI, and Wausau-Rhinelander WI.

In December 2013, TDS initially proposed to have Airadigm sell to U.S. Cellular the FCC spectrum licenses, towers and customers in certain Airadigm markets for $110 million in cash.  Because this proposal was a related party transaction, the U.S. Cellular Board of Directors formed a Special Committee comprised entirely of independent and disinterested directors with exclusive authority to consider, negotiate and, if appropriate, approve any such transaction with Airadigm without any further involvement of the full board. The U.S. Cellular Special Committee engaged independent financial advisors and legal counsel.  The Agreement was negotiated between representatives of TDS and Airadigm, on the one hand, and the Special Committee and its representatives, on the other hand.  The U.S. Cellular Special Committee also received a fairness opinion from its independent financial advisor.  Following these events, the Special Committee approved the Agreement on behalf of U.S. Cellular.

The transaction is subject to certain conditions.  Subject to the satisfaction or (if permitted) waiver of all conditions, the transaction is expected to close during the third quarter of 2014.  TDS has guaranteed the performance of the Agreement by Airadigm.

The foregoing description of the Agreement and related transaction is not purported to be complete with respect to the material terms of such agreement and is qualified by reference to the complete Agreement, which is filed herewith as Exhibit 2.1 and incorporated by reference herein.

The Agreement has been included for the purpose of providing disclosure of information regarding its terms pursuant to Item 1.01 of Form 8-K and Item 601(b)(10) of Regulation S-K.  It has not been filed and should not be relied upon as a disclosure of any other information, including information about U.S. Cellular, TDS or Airadigm.  In particular, the representations and warranties in the Agreement were made by U.S. Cellular and Airadigm to each other and not to any other person, and are qualified by information in disclosure schedules that have not been filed herewith.  Such representations and warranties should not be relied upon as disclosures of facts.

Item 9.01.  Financial Statements and Exhibits

(d)                 Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date:	May 29, 2014

By:	/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President - Finance,
Chief Financial Officer and Treasurer
(principal financial officer)

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description

2.1

License Purchase and Customer Recommendation Agreement dated as of May 23, 2014 by and between United States Cellular Corporation and Airadigm Communications Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to this agreement are omitted but will be provided supplementally to the SEC upon request).

99.1	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement